INDUSTRIAL HEMP PROCESSOR LICENSE

Tennessee Department of Agriculture

Division of Consumer and Industry Services

Nashville, Tennessee 37204

Expires: 06/15/2018

Issue To: **Eufloria Medicinal of TN, INC** **License No: IHP1726**

0 Dugger Rd

Culleoka, TN 38401

The above entity is authorized to conduct business within the State of Tennessee conditioned on the faithful observance of the Laws, Rules, and Regulation governing such.

Assistant Commissioner

As Required by: T.C.A. § 43-26-103(e)

Date Issued: June 15, 2017

Amt Paid: $250.00

Commissioner